VANTAGE DRILLING ANNOUNCES INVESTEMENT IN JOINT VENTURE FOR CONSTRUCTION OF NEW DRILLSHIP

HOUSTON, TX -- 11/20/2012 -- Vantage Drilling Company ("Vantage") (NYSE MKT: VTG) announced today that it has entered into a joint venture with an affiliate of Skeie Group and other investors for purposes of constructing a new, high specification drillship at STX Offshore & Shipbuilding Co. Ltd.'s yard in South Korea. Through its investment of $31 million in the joint venture entity, Sigma Drilling Ltd., Vantage will initially own approximately 42% of the equity in Sigma.

Sigma is a newly-created entity formed for the purpose of constructing a BT-UDS Dynamical Positioned Ultra Deepwater Drillship. The vessel will be capable of and equipped to operate in 12,000 ft water depth, have 25,000 metric ton variable deck load, outfitted with a dual activity derrick, equipped with two seven-ram blow out preventer units and capable of storing up to twelve subsea X-mas trees. The vessel will feature a cutting-edge drilling package that is at the forefront of drilling technology. Delivery of the Vessel is expected in November, 2015.

The initial equity funding by the partners is expected to be sufficient to cover substantially all of the shipyard and other capital expenditures which require payment prior to the completion and delivery of the drillship.

Paul Bragg, Vantage's Chairman and CEO, commented, "We view this high-spec drillship construction project as an excellent opportunity for Vantage to further grow our presence in the expanding ultra-deepwater drilling market, with only a small capital commitment. Our partners have been some of the most innovative and successful in this industry. STX and our major equipment providers have excellent track records and technical expertise. We believe that the construction contract provides exceptional value, attractive terms and the high end of available technology."

In conjunction with the investment, Vantage and Sigma are entering into (1) a Project Management Agreement, whereby Vantage will provide construction oversight of the vessel, (2) a Marketing Agreement, and (3) a Management Agreement, whereby Vantage will manage the future operation of drilling services.

About Vantage

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage's control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.